Exhibit 10.5

AGREEMENT FOR PURCHASE AND SALE OF PROPERTY

     This AGREEMENT FOR PURCHASE AND SALE OF PROPERTY (this “Agreement”) is made and entered into as of this 13th day of February 2004, by and between the entities identified and signing on the signature page and Schedule 1 hereto (each, a “Seller” and collectively, the “Sellers”), and IRET PROPERTIES, a North Dakota limited partnership, with its address at 12 South Main Street, Minot, North Dakota 58701 (the “Partnership”).

     WHEREAS, Sellers wish to transfer, and Partnership wishes to acquire, the Properties (as hereinafter defined), but only upon the terms and conditions hereinafter set forth.

AGREEMENT

     In consideration of the Earnest Money and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

     Section 1. Definitions and Exhibits.

     1.1 Definitions. For purposes of this Agreement, each of the following terms, when used herein with an initial capital letter, shall have the meaning ascribed to it as follows:

     1.1.1 Affiliates. With respect to any specified Person, any other Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting stock, by contract or otherwise.

     1.1.2 Agreement. This Agreement for Purchase and Sale of Property.

     1.1.3 Buildings. The buildings located on the Land.

     1.1.4 Closing. The closing and consummation of the purchase and the sale of the Properties pursuant hereto.

     1.1.5 Closing Date. The date on which the Closing occurs as provided in Section 10.1 hereof.

     1.1.6 Contract Date. The date upon which this Agreement shall be deemed effective, which shall be the date first above written.

     1.1.7 Deeds. The warranty deeds to be executed by Sellers in the form attached hereto as Exhibit H, or in a form approved by the Partnership.

     1.1.8 Environmental Laws. Any applicable statute, code, enactment, ordinance, rule, regulation, permit, consent, approval, authorization, license, judgment, order, writ, common law rule (including, but not limited to, the common law respecting nuisance and tortuous liability), decree, injunction, or other requirement having the force and effect of law, whether local, state, territorial or national, at any time in force or effect relating to: (a) emissions, discharges, spills, releases or threatened releases of Hazardous Substances into ambient air, surface water, ground water, watercourses, publicly or privately owned treatment works, drains, sewer systems, wetlands, septic systems or onto land; (b) the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Substances; (c) the regulation of storage tanks or sewage disposal systems; or (d) otherwise relating to pollution or the protection of human health or the environment.

     1.1.9 Escrow Agent. Consolidated Title Division, 100 Providence Building, Duluth, MN 55802, Attn: Debra Anderson, Fax No. (218) 720-6810, acting as Escrow Agent pursuant to the terms and conditions of this Agreement.

     1.1.10 Ground Leases. (a) that certain Ground Lease between A & L First Street, LLC and St. Luke’s Hospital of Duluth, Inc. dated as of the 11th of January, 2000; (b) that certain Ground Lease between A & L of Superior, LLC and Quality Investments, Inc. dated as of the 17th of May, 1997; and (c) that certain Ground Lease between A & L of Sandstone, LLC and Gateway Family Health Clinic dated as of the 1st day of August, 1997.

     1.1.11 Hazardous Substances. All substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous, or toxic, under the following federal statutes and their state counterparts, including any implementing regulations: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Hazardous Materials Transportation Act, 42 U.S.C. §§ 1801 et seq.; or any other federal, state, or municipal statute, law or ordinance regulating or otherwise dealing with or affecting materials deemed dangerous or hazardous to human health or the environment; with petroleum and petroleum products including crude oil and any fractions thereof; with asbestos; and with natural gas, synthetic gas, and any mixtures thereof.

     1.1.12 Improvements. The Buildings and any other buildings, structures, sidewalks, drives, parking lots, landscaping and improvements located upon the Land, including all systems, facilities, fixtures, machinery, equipment and conduits to provide fire protection, security, heat, exhaust, ventilation, air conditioning, electrical power, light, plumbing, refrigeration, gas, sewer, and water thereto (including all replacements or additions thereto between the Contract Date and the Closing Date).

     1.1.13 IRET. Investors Real Estate Trust, a North Dakota business trust.

     1.1.14 Land. The fee or other estate in each tract or parcel of land described in Exhibit B and all privileges, rights, easements, hereditaments and appurtenances thereto belonging, and all right, title and interest of Sellers and any individual Seller in and to any streets, alleys, passages and other rights of way included therein or adjacent thereto (before or after the vacation thereof).

     1.1.15 Leases. All leases and other agreements granting third parties rights of possession or occupancy of the Properties or any part thereof, whether executed before, on or after the Contract Date.

     1.1.16 Partnership. The Partnership, as identified and defined in the initial paragraph of this Agreement.

     1.1.17 Permitted Title Exceptions. Those matters set forth on Exhibit C and those matters becoming permitted exceptions in accordance with the provisions of Section 5 hereof.

     1.1.18 Person. An individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, association, joint stock company, trust, unincorporated organization, or other entity.

     1.1.19 Personal Property. The personal property located at each Property, as listed and organized by Property on attached Exhibit G, together with all replacements or additions thereto between the Contract Date and the Closing Date.

     1.1.20 Properties. All of Sellers’ right, title and interest in, to and under the following (insofar as the same relate to a single parcel of Land, a “Property”):

(a)	The Land;

(b)	The Improvements;

(c)	The Leases; and

(d)	The Personal Property.

     1.1.21 Prorate. The division of income and expenses of the Properties between Sellers and the Partnership based on their respective periods of ownership during the calendar year and as of 12:01 a.m. on the Closing Date.

     1.1.22 Rent. All rent payable by Tenants pursuant to Leases, including fixed, minimum and base rents, parking revenues and all other revenues derived from the Properties, including, but not limited to, reimbursements or escalations for operating expenses, insurance premiums and state and local real estate taxes and special or general assessments.

     1.1.23 Security Deposits. Any and all security deposits, including any accrued interest as required by contract or applicable law, held by Sellers pursuant to the Leases that have not been properly applied toward tenant defaults as of Closing, but specifically including any such deposit which the Tenant alleges to have been improperly or wrongfully applied to tenant defaults.

     1.1.24 Sellers. The Sellers, as identified and defined in the initial paragraph of this Agreement.

     1.1.25 Service Contracts. All of the service contracts that relate to the Properties, or the operation or maintenance thereof, as listed and organized by Property on attached Exhibit E, which exhibit comprises a complete list of any such service contracts.

     1.1.26 St. Luke’s Lease Amendment. That certain Global Lease Amendment Agreement or other such amendment agreement(s) in form and substance satisfactory to the Partnership, amending the leases by and between St. Luke’s Hospital of Duluth, Inc. and, respectively, A & L of Sandstone, LLC, A & L of Superior, LLC, A & L of West Duluth, LLC, A & L of Hibbing, LLC, A & L First Street, LLC and A & L Pavilion II, LLC, to delete the purchase option rights of the tenant existing thereunder.

     1.1.27 Tenants. The tenants under the Leases.

     1.1.28 Tenant Estoppel Certificates. The estoppel certificates which Sellers shall obtain from the Tenants and deliver to the Partnership, as provided in Section 10 hereof, such certificates to be in the form of Exhibit F.

     1.1.29 Title Commitment(s). A commitment or commitments for ALTA Form B (1997) Owner’s Title Insurance Policy(ies) for the Properties issued by the Title Company in the full amount of the Purchase Price (in the event that separate commitments are issued in respect of an individual Property or groups of Properties, all such commitments shall aggregate to the full amount of the Purchase Price), agreeing to insure title to the Properties on or after the Contract Date, showing Sellers as owners of the Properties, and indicating the conditions upon which the Title Insurer will issue full extended coverage over all general title exceptions contained in such policies and including a Zoning 3.1 endorsement, an owner’s comprehensive endorsement and such other endorsements as the Partnership may require.

     1.1.30 Title Company. First American Title Insurance Company, Consolidated Title Division, 100 Providence Building, Duluth, MN 55802, Attn: Debra Anderson, Fax No. (218) 720-6810.

     1.1.31 Warranties. Any and all warranties, guaranties and similar contracts in favor of Sellers relating or pertaining to the Properties.

     1.2 Index to Other Defined Terms.

Term	Defined in Section
1031 Exchange	7.10
Additional Documents	7.7	(d)
CAM/Tax Payments	4.3	(e)
Closing Year	4.3	(e)
Code	7.10
Earnest Money	3
Gap Notice	5.2
Inspection Date	6.3
Operating Expenses	4.3	(e)
Purchase Price	4.1
South Pond Guarantee	9	(g)
Survey	6.1	(i)
Surviving Service Contracts	6.1	(d)

Term	Defined in Section
Title Policy	5.1
Title Notice	5.1
Transfer	7.7	(c)
Unpermitted Exceptions	5.1

     1.3 Exhibits. Attached hereto and forming an integral part of this Agreement are the following exhibits, all of which are incorporated into this Agreement as fully as if the contents thereof were set out in full herein at each point of reference thereto:

Exhibit A	Bill of Sale
Exhibit B	Description of Land
Exhibit C	Permitted Title Exceptions
Exhibit D	Environmental Reports
Exhibit E	List of Service Contracts
Exhibit F	Form of Tenant Estoppel Certificate
Exhibit G	List of Personal Property
Exhibit H	Warranty Deed
Exhibit I	Assignment and Assumption of Leases
Exhibit J	Non-Foreign Certificate
Exhibit K	Assignment and Assumption of Surviving Service Contracts
Exhibit L	Uncompleted Lease Obligations
Exhibit M	Assignment and Assumption of Intangibles
Exhibit N	Additional Documents
Exhibit O	Form(s) of Property Management Agreement

     Section 2. Purchase and Sale Agreement. Subject to and in accordance with the terms, conditions and provisions hereof, Sellers agree to sell and convey the Properties to the Partnership, and the Partnership agrees to purchase the Properties from Sellers.

     Section 3. Earnest Money; Escrow Agent. Within five (5) business days after the execution and delivery of this Agreement (with all schedules and exhibits hereto completed and attached), the Partnership will deposit with the Escrow Agent the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) cash. Said sum, together with all income earned on the investment thereof, are herein collectively referred to as the “Earnest Money.” The Earnest Money shall be invested by Escrow Agent in a money market or other daily interest account. The Earnest Money shall be held by the Escrow Agent until disbursed as set forth in this Agreement. The Partnership shall execute any appropriate W-9 forms and deliver the same to the Escrow Agent.

     If the Partnership acquires the Properties, the Earnest Money shall be returned by the Escrow Agent to the Partnership. If all of the conditions precedent set forth in Section 9(a) - 9(g) are not met or resolved to the satisfaction of the Partnership or the Partnership terminates this Agreement as expressly permitted pursuant to the provisions hereof, the Earnest Money shall be returned by the Escrow Agent to the Partnership. If all of the conditions precedent set forth in Section 9(a) — 9(g) have been satisfied or waived by the Partnership and thereafter Sellers terminate the Agreement pursuant to Section 9(h) or the Partnership fails to acquire the Properties pursuant to the terms of this Agreement and Seller is not in default, then the Earnest Money shall be delivered to Sellers and shall be retained by Sellers as liquidated damages.

     If there is a dispute between the Partnership and Sellers as to the distribution of the Earnest Money or if for any other reason the Escrow Agent in good faith elects not to make any such disbursement, the Escrow Agent shall continue to hold the Earnest Money until otherwise directed by written instructions executed both by Sellers and the Partnership, or by a final judgment of a court of competent jurisdiction.

     Sellers and the Partnership acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this Agreement, or involving gross negligence.

     The sole duties of Escrow Agent shall be those described herein, and Escrow Agent shall be under no obligation to determine whether the other parties hereto are complying with any requirements of law or the terms and conditions of any other agreements among said parties. Escrow Agent may conclusively rely upon and shall be protected in acting upon any notice, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. Escrow Agent shall have no duty or liability to verify any such notice, consent, order or other document, and its sole responsibility shall be to act as expressly set forth in this Agreement. Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement unless first indemnified to its satisfaction. Escrow Agent may consult with respect to any question arising under this Agreement and shall not be liable for any action taken or omitted in good faith upon advice of such counsel.

     Section 4. Purchase Price.

     4.1 Purchase Price. Sellers shall sell and the Partnership shall purchase the Properties for the amount of Sixty-Six Million Nine Hundred Fifty Thousand Dollars ($66,950,000) (the “Purchase Price”). The Purchase Price, as adjusted by the prorations provided for in Section 4.3 hereof, shall be paid in full by the Partnership in cash by wire transfer of immediately available funds at the Closing to an account or accounts designated by Sellers.

     4.2 It is understood and agreed that, at Closing, the Partnership shall take title to the Properties free and clear of any debt of Sellers, and Sellers shall be responsible for the payment of any penalties, fees or costs required to prepay or remove any debt from the Properties.

     4.3 Prorations. Sellers and the Partnership shall Prorate the following at Closing, as a credit or debit to the Purchase Price:

     (a) Security Deposits. The Security Deposits and interest due thereon pursuant to the Leases, if any, shall, at the option of the Partnership, be credited to the Purchase Price or paid or delivered to the Partnership in cash at Closing. The Partnership shall assume responsibility for such assigned Security Deposits and shall indemnify, defend and hold Sellers harmless from any loss or damage that Sellers suffer due to a claim by Tenant for any such Security Deposits, to the extent that the Security Deposits in dispute were actually transferred or credited by Sellers to the Partnership.

     (b) Utilities/Expenses. The parties shall Prorate water, electricity, sewer, gas, telephone and other utility charges or operating expenses (to the extent not paid or payable by Tenants), based to the extent practicable on final meter readings and final invoices.

     (c) Service Contracts. Subject to subparagraph (e) of this Section 4.4, the parties shall Prorate amounts paid or payable under the Service Contracts (as defined herein).

     (d) Taxes and Special Assessments. To the extent not paid or payable by Tenants under the Leases, the parties shall Prorate all general real estate, personal property and ad valorem taxes and installments of special assessments (including interest thereon) payable for the calendar year in which the Closing occurs, on a calendar year basis utilizing actual final tax bills, if available prior to Closing. If such bills are not available, then such taxes shall be prorated on the basis of the most currently available tax bills and promptly re-prorated upon the issuance of final bills therefor and any amounts due from any party to the other shall be paid in cash at that time. Prior to or at Closing, Sellers shall pay or have paid all tax bills that are due and payable prior to or on the Closing Date and shall furnish evidence of such payment to the Partnership and the Title Company. All installments of special assessments (together with all interest thereon) due and payable after Closing shall be paid by the Partnership subject to prorations as provided herein. The parties’ respective obligations to reprorate real estate taxes (including but not limited to the obligation to reprorate any such taxes that are paid by Sellers, but are ultimately refunded to the Partnership as a result of a successful tax protest proceeding) shall survive the Closing and shall not merge into any instrument of conveyance delivered at Closing. If following the Closing, Sellers or the Partnership actually receive any refund on account of such prorated taxes or assessments, an equitable adjustment will be made between the parties subject to any portion of such refund which may be due Tenants pursuant to the terms of the Leases.

     (e) Rent. The parties shall Prorate all Rent. Additionally, to the extent received by Sellers prior to Closing, the following will be paid by Sellers to the Partnership at the Closing: (i) prepaid rent; and (ii) any and all reimbursements or escalations due under Leases (collectively the “CAM/Tax Payments”) for utilities, insurance premiums and operating expenses (including, but not limited to, real estate tax payments and special assessments (collectively, “Operating Expenses”) received by Sellers from Tenants and properly allocable to the period, from January 1 of the calendar year in which the Closing occurs (the “Closing Year”) until the Closing Date, in excess of amounts properly allocable against the CAM/Tax Payments for the Closing Year for (x) those documented amounts actually expended by Sellers for the payment of Operating Expenses during the period from January 1 of the Closing Year, until the Closing Date, and (y) any documented Operating Expense amounts that Sellers have become obligated prior to the Closing Date to pay and that Sellers or any Seller agree they or it will pay subsequent to the Closing Date and Sellers agrees to indemnify and hold harmless the Partnership therefrom. If any Operating Expenses shall not be ascertainable by the Closing Date, an estimate shall be made thereof based on 110% of the most recent bills therefor, with a reproration immediately upon receipt of the actual bills therefor, and Sellers will pay the Partnership, or the Partnership will pay Sellers, as the case may be, upon demand of the party entitled to such payment, any amount due such party as a result of such reproration. The Partnership and Sellers agree to cooperate in determining the reproration of such Operating Expenses. The Partnership shall not be required to collect any delinquent rents due to Sellers from Tenants. Further, after the Closing Date, Sellers shall not have any right to pursue legal action against Tenants (or any guarantors) who have defaulted, prior to the Closing Date, under the Leases.

     (f) The parties shall Prorate fees paid or payable under any licenses and permits in respect to the Property or other Intangible Property assigned to the Partnership, subject to the provisions of Section 4.4(e) above.

     (g) The parties shall Prorate all state and local taxes relating to the Property and all receipts, Rent and revenues derived therefrom, subject to the provisions of Section 4.4(d) and (e) above.

     For purposes of calculating prorations, the Partnership shall be deemed to be in title to the Properties, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed prior to the Closing Date. The amount of such prorations shall be prorated as of Closing and equitably adjusted in cash to the extent necessary after Closing, as and when complete and accurate information becomes available. Seller and the Partnership agree to cooperate and use their good faith and diligent efforts to make such adjustments no later than one hundred and twenty (120) days after Closing. Bills received after Closing that relate to expenses incurred or services performed allocable to the period on and prior to the Closing Date shall be paid by Sellers, subject to the above-described proration provisions. Sellers and the Partnership shall each be responsible for the accounting and validity of billings to Tenants for those Operating Expenses incurred during each of Sellers’ and the Partnership’s respective periods of ownership of the Properties.

     4.4 Closing Costs. The Partnership shall pay: (i) all recording and filing charges in connection with the Deeds; (ii) one-half of all escrow and closing agent charges; (iii) all costs of the Partnership’s due diligence (the parties specifically agreeing that all costs for any ALTA-ACSM as-built surveys of the Properties shall be paid by the Partnership); (iv) one-half of the premium for the Owner’s Title Policy; and (v) the premium for all endorsements relating to the Owner’s Title Policy. Sellers shall pay: (i) one-half of all escrow and closing agent charges; (ii) the cost of the Title Commitment and one-half of the premium for the Owner’s Title Policy (excluding the cost of endorsements thereto); (iii) the cost of preparation and recording of all documents (other than the Deeds) necessary to place record title in the condition warranted by Sellers in this Agreement; and (iv) any deed or other tax payable on account of or in connection with the conveyance of the Property to, or recording of the deed to, the Partnership. Each party shall pay its own attorneys.

     4.5 Apportionment Credit. If the apportionments to be made at the Closing result in a credit balance (a) to the Partnership, at the option of the Partnership such sum shall be paid at the Closing by giving the Partnership a credit against the Purchase Price or by a payment in cash to the Partnership by Sellers at Closing, in either case, in the amount of such credit balance, or (b) to Sellers, the Partnership shall pay the amount thereof in cash to Sellers at the Closing or, at the Partnership’s option, by an increase in the Purchase Price.

     Section 5.

     5.1. Title to the Property; Surveys. Within ten (10) days after the Contract Date, Sellers shall obtain (at Sellers’ cost and expense) Title Commitment(s) issued by the Title Company in the amount of or aggregating to the Purchase Price, showing the condition of title to the Land and

Improvements and naming the Partnership as the proposed insured, together with legible copies of all recorded exceptions and covenants, conditions, easements, and restrictions affecting the Properties. The Title Commitment(s) shall contain the conditions upon which the title insurance policy(ies) that will be issued at the Closing pursuant to the Title Commitment(s) (the “Title Policy”) will provide extended coverage insurance that shall result in the deletion of the following exceptions: (a) liens for labor or materials, whether or not of record; (b) parties in possession (other than Tenants under Leases, solely as such tenants); (c) unrecorded easements; and (c) exceptions that an accurate survey would disclose. The Title Commitment(s) shall include an ALTA Form 3.1 zoning endorsement, an owner’s comprehensive endorsement, and any other endorsements required by the Partnership. The Partnership may obtain (at its own cost and expense) ALTA-ACSM as-built surveys of any and all of the Properties for which Sellers have not provided an ALTA-ACSM as-built survey, and may (at its own cost and expense) cause to be updated and re-certified to the Partnership all of the ALTA-ACSM as-built surveys of the Properties provided to the Partnership by the Sellers. The Partnership shall hire a surveyor or surveyors and shall order such Surveys, if any, within ten (10) days of the later of (a) the Contract Date and (b) receiving all of the Title Commitments. If the Title Commitment(s) or the Surveys disclose exceptions to title or other matters that are not Permitted Title Exceptions and are not approved by the Partnership (“Unpermitted Exceptions”), then the Partnership shall notify Sellers in writing (the “Title Notice”) of the Partnership’s objections within ten (10) days after the Partnership has received both all of the Title Commitment(s) and all of the Surveys (newly-obtained or as updated by, and re-certified to, the Partnership), and, in such event, Sellers shall use their best efforts to cure such Unpermitted Exceptions and to obtain endorsements to the Surveys confirming that the Unpermitted Exceptions have been cured. If such Unpermitted Exceptions are not removed or insured over within the permitted time, the Partnership shall have the right to elect by written notice to Sellers given at or prior to the Inspection Date (i) to terminate this Agreement and receive a full refund of the Earnest Money, or (ii) take title subject to the Unpermitted Exceptions without any reduction in the Purchase Price. Notwithstanding anything to the contrary contained herein, Sellers shall be obligated to remove as a title exception (x) all mortgages, security deeds, mechanic’s liens, or other security instruments encumbering the Properties not expressly to be assumed by the Partnership herein, and (y) all past due ad valorem taxes and assessments (excluding future installments of assessments being paid in installments). In addition, Sellers shall be obligated to remove, bond over or insure over any judgments or tax liens against the Sellers (which do not result from acts or omissions on the part of the Partnership) which have attached to and become a lien against the Properties.

     5.2 Pre-Closing “Gap” Title Defects. The Partnership may, at or prior to Closing, notify Sellers in writing (the “Gap Notice”) of any objections to title or the Surveys (a) raised by the Title Company or included in any Surveys between the expiration of the Inspection Period and the Closing and (b) not disclosed by the Title Company or the surveyor, as the case may be, or otherwise known to the Partnership prior to the expiration of the Inspection Period; provided that the Partnership must notify the Sellers of such objection to title or the Surveys within ten (10) business days of being made aware of the existence of such exception. If the Partnership sends a Gap Notice to the Sellers, the Partnership and the Sellers shall have the same rights and obligations with respect to such notice as apply to a Title Notice under Section 5.1 hereof. In the event that any Survey or Surveys are not received by the Partnership at least ten (10) business days prior to Closing, the Sellers may either (i) delay the Closing to permit the Partnership to receive and review such Survey(s), with the Partnership required to notify the Sellers in writing within ten (10) business days of receipt of the Survey(s) of any objections to such Survey(s), in which case the Partnership and the Sellers shall have the same rights and obligations as apply to a Title Notice under Section 5.1 hereof, or (ii) the Sellers may elect to proceed with the Closing, in which case the Sellers shall reimburse the Partnership for all costs and expenses of obtaining an endorsement (in form and substance acceptable to the Partnership) to the Title Policy insuring the Partnership and any lenders to the Partnership against any title exception(s) which may be disclosed by such Survey(s), and the Sellers shall further indemnify the Partnership against any costs, expenses, claims or losses resulting from any title exception(s) which may be disclosed by such Survey(s).

     Section 6. The Partnership’s Inspection.

     6.1 Document Inspection. The Partnership and Sellers acknowledge that the Partnership may, by itself or through such agents, consultants and others as Partnership shall designate, inspect, test and analyze the Properties and may examine, review and inspect all books, records and files relating to the Properties or Sellers’ operation of the Properties including, without limitation, income and expense statements and information, repair and maintenance invoices and records, all Tenant correspondence files for current Tenants, and drawings and specifications for construction of improvements on the Properties. Sellers will, within ten (10) days after the Contract Date, deliver to the Partnership complete copies of each of the following documents related to the Properties, hereby certified by the Sellers to the Partnership to be complete and materially accurate:

     (a) The Leases;

     (b) A current rent roll for the Properties;

     (c) List of all security deposits, prepaid rent or other sums currently held by Sellers under the Leases;

     (d) Copies of all current Service Contracts. At Closing, Sellers shall provide to Partnership evidence of the termination of any Service Contracts that are terminable and that Partnership has indicated by written notice delivered to Sellers that Partnership desires to have terminated. The Service Contracts not so terminated are herein referred to as the “Surviving Service Contracts.” Sellers shall provide at Closing a then current list of such Surviving Service Contracts, such list to be certified by Sellers as being true and complete;

     (e) Copies of all permits, approvals, certificates, notices, feasibility studies and application of or to any governmental or quasi-governmental entities, regarding the Properties;

     (f) Complete plans and specifications of the Properties and a set of as-built plans and specifications marked to show any modifications, if available, and any other architectural or engineering reports in the possession or control of Sellers;

     (g) All appraisal, engineering, soils, hazardous materials, environmental and architectural maps, plans, notes, reports, studies, drawings and specifications prepared for or in connection with the Properties and its development, to the extent that the same are in the possession or under the control of Sellers;

     (h) Environmental reports for the Properties as identified on Exhibit D hereto;

     (i) Copies of the most recent surveys of the Properties in Sellers’ possession (as updated by, and re-certified to, the Partnership, and, together with the surveys obtained by the Partnership under Section 5.2 hereof, the “Surveys”);

     (j) A list and detailed description of all insurance claims (both liability and casualty) relating to the Properties over the period of its ownership by the Sellers through the Contract Date;

     (k) Income and expense statements showing the financial results of operating the Properties during calendar years 2000, 2001, 2002 and current-to-date financial statements for calendar year 2003;

     (l) With respect to each Seller, certified copies of organizational documents, articles, resolutions and bylaws necessary to verify the legal existence of the Seller and the authority for the transaction; and

     (m) A current depreciation schedule for each Property, including all improvements thereto listing the current tax basis of each Property and its depreciation history for the past two years.

     6.2 Physical Inspection. The Partnership and its consultants and agents shall have the right, from time to time prior to the earlier of the Closing or termination of this Agreement, to enter upon the Properties to examine the same and the condition thereof, and to conduct such surveys and to make such engineering and other investigations, inspections, tests and studies as the Partnership shall determine to be reasonably necessary, all at the Partnership’s sole cost and expense. The Partnership agrees to conduct such activities during normal business hours to the extent practicable. The Partnership agrees to pay all costs of such surveys, investigations, inspections, tests and studies and to indemnify and hold Sellers harmless from and against any claims for injury or death to persons or damage to property arising solely out of any action of any person or firm entering the Properties on the Partnership’s behalf as aforesaid, which indemnity shall survive the Closing and any termination of this Agreement without the Closing having occurred. Notwithstanding the foregoing, the Partnership shall not be liable hereunder for the discovery of a preexisting condition at the Properties or for the consequences of such discovery.

     6.3 Formal Inspection Period. Notwithstanding the Partnership’s continuing right of inspection contained in Section 6.2 above, the Partnership shall have until that date which is thirty (30) days after the date on which the Partnership has received all documents and items specified in Section 6.1 above (the thirtieth day being the “Inspection Date”) in which to make such surveys, investigations, inspections, tests and studies permitted herein with respect to the Properties, the documents delivered to Partnership pursuant to Section 6.1, and any other thing or matter relating to the Properties as the Partnership deems appropriate, to obtain all internal approvals to complete this transaction, and, at the sole discretion of Partnership, to terminate this Agreement on or before such Inspection Date if the Partnership is not, for any reason or for no reason, satisfied with the Properties or does not obtain such approvals. The thirty (30) day formal inspection period shall not commence until the Sellers certify in writing to the Partnership that Sellers have provided the Partnership with all documents and items specified in Section 6.1 above. If the Partnership terminates this Agreement on or before the Inspection Date, the Earnest Money shall be returned to the Partnership and neither party shall have any further obligation to the other except as to provisions herein which are to survive termination. If the Partnership fails to give written notice of the Partnership’s exercising such right to terminate, to be received by Sellers on or before the Inspection Date, then the Partnership shall be deemed to have approved all aspects of the Properties (except title and survey, which shall be governed by Section 5 hereof) and to have elected to proceed with the purchase of the Properties pursuant to the terms hereof, and the Partnership’s rights to terminate under this Section 6.3 shall be deemed to have been waived and the Partnership shall be bound to proceed with the acquisition of the Properties pursuant to the terms of this Agreement by the Partnership. This Section 6.3 shall not be deemed to limit the Partnership’s additional termination rights under Section 5 of this Agreement.

     6.4 Environmental Assessment. The Partnership may obtain a current ASTM Phase I environmental site assessment for the Properties, performed by an environmental consultant acceptable to the Partnership. If the Partnership elects to terminate this Agreement because the Environmental Report is unacceptable, the Partnership must do so by written notice to Sellers given on or before the Inspection Date. If the Partnership so terminates this Agreement on or before the Inspection Date because the Environmental Report is unacceptable, the Earnest Money shall be returned to the Partnership and neither party shall have any further obligation to the other except as to provisions herein which are to survive termination.

     Section 7. Sellers’ Representations, Warranties and Covenants. In addition to any other representations, warranties and covenants provided by Seller to the Partnership elsewhere in this Agreement, Sellers represent, warrant and covenant to the Partnership as of the Contract Date and the Closing Date:

     7.1 Leases – Complete Copies. The Leases made available to the Partnership pursuant to Section 6.1 hereof are complete and accurate copies of all of the Leases currently in effect with respect to the Properties, and there are no written or oral promises, understandings or commitments with Tenants other than as set forth in such Leases as delivered to Partnership.

     7.2 Leases – Default. The Leases are in full force and effect. Sellers have completed and/or paid for all tenant improvements and other inducements required to be completed or paid by Sellers as landlord under the Leases, except as revealed onExhibit L attached hereto; and, except as may be revealed on Exhibit L, Landlord has no further obligations with respect thereto. Except as set forth on the rent roll delivered to Partnership pursuant to Section 6.1, no Tenant has any right to extend the term of such Tenant’s Lease. No Tenant has any option or right of first refusal to purchase any of the Properties.

     7.3 Service Contracts. A complete and accurate list and description of all of the Service Contracts currently in effect with respect to the Properties is set forth in Exhibit E hereto. Sellers are not in default under any of the Service Contracts. The Service Contracts delivered to Partnership pursuant to Section 6.1 hereof are complete and accurate copies of all of the Service Contracts.

     7.4 Authority. Sellers are formed pursuant to, and in good standing under, the laws of the State of Minnesota. Sellers are not subject to any proceeding in bankruptcy or any proceeding for dissolution or liquidation. Each Seller is duly authorized do to all things required of it under or in connection with this Agreement. Each Seller’s execution, delivery and performance of its obligations under this Agreement will not conflict with or result in a breach of, or constitute a default under, any contract, instrument, law, governmental rule, regulation, judgment, decree or order to which Seller is a party or by which Seller is bound.

     7.5 Environmental Matters. To the best of Sellers’ knowledge, and except as may be revealed in any environmental report delivered to the Partnership pursuant to Section 6.1 hereof: (a) Hazardous Substances have not been used, generated, transported, treated, stored, released, discharged or disposed of in, onto, under or from the Properties in violation of any Environmental Laws by Sellers or by any predecessor-in-title or agent of Sellers, by any Tenants or by any other person at any time; (b) there are no above-ground or underground tanks or any other underground storage facilities located on the Properties, (c) there have never been such tanks or facilities on the Properties; and (d) there are no wells or private sewage disposal or treatment facilities located on the Properties and there have never been such wells or private sewage disposal or treatment facilities located on the Properties.

     7.6 Non-Foreign Status. No Seller is a “foreign person” as that term is defined in the Internal Revenue Code of 1986, as amended and the Regulations promulgated pursuant thereto.

     7.7 Current Reporting Requirements. At the Partnership’s request, at any time before or after the Closing Date, Sellers agree to provide to the Partnership’s designated independent auditor: (a) access (to the same extent to which the Partnership would be entitled to such access) to the books and records of the Properties and all related information regarding the period for which the Partnership is required to have the Properties or any individual Property audited under the regulations of the Securities and Exchange Commission, and (b) a representation letter delivered by each managing agent of the Properties, regarding the books and records of the Properties, in connection with the normal course of auditing the Properties in accordance with generally accepted auditing standards.

     7.8 Legal and Tax Matters. Sellers have consulted their own financial, legal and tax advisors with respect to the economic, legal and tax consequences of the sale of the Properties and have not relied on the Partnership, IRET or any of their officers, directors, affiliates or professional advisors for advice as to such consequences. The Partnership acknowledges that Sellers may structure the disposition of the Properties as a like kind exchange under Section 1031 (a “1031 Exchange”) of the Internal Revenue Code of 1986, as amended (the “Code”), at the Sellers’ sole cost and expense. The Partnership has agreed to cooperate in all reasonable respects with Sellers to effectuate such 1031 Exchange, and Sellers acknowledge and agree that:

     (a) The Closing shall not be extended or delayed by reason of such 1031 Exchange, unless the Partnership has breached its obligations to Sellers under this Agreement;

     (b) The Partnership shall not be required to incur any additional cost or expense as a result of such 1031 Exchange, other than the cost of the Partnership’s counsel in connection with the preparation of this Agreement. Seller covenants and agrees that it shall, on demand, reimburse the Partnership for any additional cost or expense (including, but not limited to, reasonable attorneys’ fees) incurred by the Partnership as a result of any audit or tax litigation to which Seller is or may be a party or which is or may be otherwise directly attributable to the 1031 Exchange; and

     (c) Subject to the Partnership’s performance and fulfillment of the express covenants and conditions contained in this Agreement, and except for the express obligations and liabilities of the Partnership under this Agreement, the Partnership shall incur no personal liability under any document or agreement required in connection with such 1031 Exchange, and the Partnership shall not be required to execute any such document or agreement that does not expressly exculpate and release the Partnership, its successors, assigns, affiliates, officers, employees, agents and representatives from any liability or obligation arising out of, or in connection with, the 1031 Exchange.

Sellers further acknowledge that, subject to the Partnership’s performance and fulfillment of the express covenants and conditions contained in this Agreement, the Partnership does not warrant, and shall not be responsible for, the tax consequences to Sellers of the transactions contemplated by this Agreement or any actions the Sellers may have taken prior to and/or in anticipation of the transactions contemplated by this Agreement.

     7.9 Governmental Matters. Sellers have not received written notice from any governmental body having jurisdiction over the Properties, and has no knowledge (without having made any investigation or inquiry), of (a) any pending or contemplated annexation or condemnation proceedings, or purchase in lieu of the same, affecting or which may affect all or any part of the Properties, (b) any proposed or pending proceeding to change or redefine the zoning classification of all or any part of the Properties, (c) any proposed change(s) in any road patterns or grades which would adversely and materially affect ingress or egress to or from the Properties or (d) any uncured violation of any legal requirement, restriction, condition, covenant or agreement affecting the Properties or the use, operation, maintenance or management of the Properties.

     7.10 Power and Authority. Each Seller represents that the execution and performance by such Seller of this Agreement has been approved by all necessary action, and Seller has the full legal corporate power and authority to enter into and perform this Agreement in accordance with its terms, and this Agreement will constitute the valid and binding obligation of Seller, enforceable and in accordance with its terms. The execution, delivery and performance of this Agreement and all documents in connection herewith are not in contravention of or in conflict with any deed of trust, agreement, or undertaking to which any Seller is a party or by which any Seller or any of its property, including the Properties, may be bound or affected.

     7.11 Litigation. There is no controversy, investigation, complaint, protest, protest, proceeding, suit, litigation or claim relating to the Properties or any part thereof or Sellers which might adversely affect the Properties, except as set forth in writing delivered by Sellers to Buyer within 10 days after the Effective Date,

     7.12 Governmental Notices. Except for notices relating to matters which have been previously cured, Sellers have not received any written notice from a governmental body having jurisdiction over the Properties of any violations of laws, codes or ordinances affecting the Properties.

     7.13 Condemnation. There is no pending, nor to the best of Sellers’ knowledge, threatened, condemnation or eminent domain proceeding affecting any portion of the Properties.

     7.14 Permits. Sellers have not received written notice from any governmental body having jurisdiction over the Properties asserting the violation of the terms of any permit required for the operation of the Properties as presently operated, or threatening to revoke, cancel, suspend or not renew any such permit.

     7.15 Mechanics’ Liens. All bills and claims for labor performed and materials furnished to or for the benefit of the Properties prior to the date of execution hereof have been paid in full.

     7.16 No Bankruptcy. No Seller (i) is in receivership or dissolution; (ii) has made any assignment for the benefit of creditors or admitted in writing its inability to pay its debts as they mature; (iii) has been adjudicated a bankrupt or filed a petition in voluntary bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any jurisdiction and no such petition has been filed against any Seller or any of its property or affiliates, if any; and (iv) none of the foregoing are pending or threatened.

     7.17 Historic Property Designation. The Properties and any individual Property are not now and are not presently contemplated or threatened to be designated as an historic property or properties under applicable law.

     7.18 Material Defects. To the best of Sellers’ knowledge, there is no “material defect” existing with respect to any of the Improvements or any part or portion thereof. For the purposes of the foregoing, a “material defect” is one which can be reasonably anticipated to cost more than two thousand dollars ($2,000.00) to cure.

     7.19 Condition Regarding Representations and Warranties. It shall be a condition of Closing that the representations, warranties and covenants contained in this Section 7 are true and correct at Closing and Sellers shall reaffirm these representations and warranties at Closing if Sellers believe them to be true at Closing. If Sellers or the Partnership learn that any of said representations or warranties becomes inaccurate between the Contract Date and the Closing Date, Sellers or the Partnership shall immediately notify the other party in writing of such change. The Closing Date shall be automatically extended for ten (10) days in order to allow Sellers to cure such change. If Sellers so cure such change, this Agreement shall proceed to Closing. If Sellers do not cure such change, the Partnership may either (a) terminate this Agreement by written notice to Sellers, in which case the Earnest Money shall be returned to the Partnership and the parties shall have no further rights or obligations hereunder, except for those which expressly survive such termination, or (b) waive such right to terminate and proceed with the transaction pursuant to the remaining terms and conditions of this Agreement. If the Partnership elects option (b) in the preceding sentence, the representations and warranties shall be deemed to be automatically amended to reflect said change. The representations, warranties and covenants contained in this Section 7 shall survive Closing.

     Section 8. Operations Pending Closing. Sellers, at their expense, shall use reasonable efforts to operate the Properties until the Closing Date or until the termination of this Agreement, whichever is earlier, in accordance with past practices. Sellers shall not, without the prior written consent of the Partnership, which consent shall not unreasonably be withheld, enter into or agree to enter into any lease or other agreement concerning occupancy or use of any of the Properties, other agreements concerning operation or ownership of the Properties, or any modification or amendment of any existing Lease, Service Contract or any other agreement relating to the Properties which would survive Closing; or institute any summary or other eviction proceeding or action against any Tenant or occupant of the Properties.

     In connection with leases or renewals of existing Leases executed by Sellers after the Contract Date, the Partnership shall be responsible for payment of only the unamortized portion (amortized without interest on a straight line basis over the Lease term) of any Tenant finish allowance, commissions and concessions, and leasing costs including design costs granted under such Leases and attributable to the portion of the Lease term after the Closing Date, provided the Partnership has approved in writing Sellers’ execution of any such Lease or amendment and the amount of the costs to be incurred thereby. The portion of such Tenant finish allowance and commissions attributable to the period on or prior to the Closing Date shall be paid by Sellers.

     Sellers agree, through and including the Closing Date and at Sellers’ sole cost and expense, to:

     (a) keep all existing Sellers’ insurance policies affecting the Properties or any portion thereof in full force and effect;

     (b) use commercially reasonable efforts to keep in full force and effect and/or to renew all licenses and permits, if any, pertaining to Sellers’ ownership or operation of the Properties or any portion thereof; and

     (c) use commercially reasonable efforts to continue to provide all services currently provided by Sellers with respect to the Properties or any portion thereof, and to continue to operate, manage and maintain the Properties in substantially the same manner as Sellers currently operate, manage, repair, replace and maintain the Properties.

     Sellers agree to give the Partnership written notice of any citation or other notice which Sellers may receive, subsequent to the Contract Date and prior to the Closing Date, from any governmental authority and alleging any violation of any law, ordinance, code rule, regulation or order regulating the Properties or the use thereof and shall, prior to the Closing Date and at its expense, cure the matter raised by such notice.

     Section 9. Conditions to Closing. The Partnership’s obligation to proceed to Closing under this Agreement is subject to the following conditions precedent:

     (a) Each and all of Sellers’ representations and warranties set forth in this Agreement shall be true and correct at the Contract Date and at the Closing Date and the Partnership shall have received an update certificate from Sellers at Closing affirming that Sellers’ representations and warranties herein are true and correct as of the Closing Date;

     (b) At least ten (10) days prior to Closing, the Partnership shall have received a Tenant Estoppel Certificate, in the form attached hereto as Exhibit F, from each Tenant under the Leases, or shall have received Tenant Estoppel Certificates in the form attached hereto as Exhibit F from all Tenants listed on Schedule 2 hereto (the “Major Tenants”) and from a sufficient number of the remaining Tenants such that the Partnership shall have received in the aggregate Tenant Estoppel Certificates from Tenants (excluding the Major Tenants) leasing 90% of the space in the Improvements that is leased by Tenants. Sellers shall provide a backstop estoppel certificate in respect of any Tenant from which the Partnership has not received a Tenant Estoppel Certificate, and shall indemnify, defend and hold the Partnership harmless from all losses, claims, demands, causes of action and suit or suits of any nature whatsoever arising out of or relating to the Partnership’s failure to receive any such Tenant Estoppel Certificate;

     (c) The Partnership shall have received such landlord ground lease estoppel certificates, consents, releases and other documents from each landlord under the Ground Leases as shall have been required by the lending institutions providing financing to the Partnership in respect of the Properties;

     (d) The St. Luke’s Lease Amendment in form and substance satisfactory to the Partnership shall have been executed and shall be in full force and effect in accordance with its terms;

     (e) The Partnership shall have waived or be deemed to have waived its right to terminate pursuant to Section 6.3 hereof;

     (f) None of the Tenants shall be the subject of any proceedings under state or federal law relating to bankruptcy or any similar proceedings;

     (g) A guarantee (the “South Pond Guarantee”) from A & L Partnership, LLP and/or Joseph R. Link, as may be acceptable to the Partnership, in a form satisfactory to the Partnership, guaranteeing, for a period of five years from the Closing Date, the payment of immediately available funds to the Partnership in amounts sufficient to ensure the receipt by the Partnership of total net operating income, before debt service, of not less than $333,000 annually in respect of the improvements and property known as the South Pond Retail Center (Parcel VII described in Exhibit B hereto).

     (h) The Partnership shall have obtained a commitment from one or more lenders to provide financing, satisfactory to the Partnership in its sole discretion, equal to seventy percent (70%) or more of the Purchase Price.

     If any of the foregoing conditions are not satisfied or waived by the Partnership on or before the Closing Date, the Partnership (and, with respect to the financing contingency in Section 9(h) hereof, the Sellers) may terminate this Agreement on written notice to Sellers or the Partnership, as the case may be, provided that the Sellers may not terminate this Agreement pursuant to this provision in less than one hundred and eighty (180) days from the date hereof, and, in such event, this Agreement shall cease and terminate, the Earnest Money shall be applied as set forth pursuant to Section 3, and neither party shall have any further obligation hereunder except as to covenants which are to survive termination.

     Section 10. Closing.

     10.1 Time and Place. Provided that all of the conditions set forth in this Agreement are theretofore fully satisfied or performed, the Closing shall be held at 10:00 a.m. on April 1, .2004, or such later date as elected by the Sellers pursuant to Section 5.2 hereof.

     10.2 Closing Documents. For and in consideration of, and as a condition precedent to the Partnership’s payment of the Purchase Price pursuant to this Agreement, Sellers shall obtain and deliver to the Partnership at the Closing the following documents (all of which shall be duly executed and, if required for recording, acknowledged, which documents the Partnership agrees to execute and acknowledge where required):

     10.2.1 A Warranty Deed(s) in the form attached as Exhibit H hereto and by this reference made a part hereof, conveying to the Partnership all of Sellers’ right, title and interest in and to the Properties, subject only to the Permitted Title Exceptions;

     10.2.2 An Assignment and Assumption of Leases in the form attached as Exhibit I hereto;

     10.2.3 A Non-Foreign Certificate in the form attached as Exhibit J hereto;

     10.2.4 Original executed counterparts of the Leases and each Surviving Service Contract;

     10.2.5 The Bill of Sale for all Personal Property in the form attached as Exhibit A hereto;

     10.2.6 Evidence of the termination of all Service Contracts other than the Surviving Service Contracts, and both an Assignment and Assumption of Surviving Service Contracts and an Assignment and Assumption of Intangibles in the forms attached hereto as Exhibits K and Exhibit M, respectively;

     10.2.7 Notice of Sale from Sellers to each Tenant, and a Notice of Sale from Sellers to each Vendor under each Service Contract in a form to be approved by the Partnership;

     10.2.8 Tenant Estoppel Certificates, in the form attached as Exhibit F hereto, from each Tenant;

     10.2.9 Certificates and other required documentation in respect of the Ground Leases, as specified in Section 9 above;

     10.2.10 The South Pond Guarantee, as specified in Section 9 above; and

     10.2.11 Such further documents as the Partnership may reasonably request to carry out the provisions of this Agreement.

     10.3 The Partnership shall deliver to Sellers at Closing:

     10.3.1 The Purchase Price;

     10.3.2 A Property Management Agreement (five (5) year term, to be subject to subordination and assignment to the Partnership’s financing) in respect of each of the Properties, substantially in the form attached hereto as Exhibit O, duly executed by the Partnership, which documents the respective Sellers agree execute or cause to be executed by the manager(s) thereunder; and

     10.3.3 Such further documents as Sellers may reasonably request to carry out the provisions of this Agreement.

     10.4 The parties shall jointly execute and deliver to each other a Closing Statement.

     Section 11. Default and Remedies.

     11.1 Should Sellers breach any of Sellers’ covenants, representations, or warranties contained in this Agreement, the Partnership may, upon twenty (20) days written notice to Sellers, and provided such breach or failure is not cured within such twenty (20) day period:

     (i) terminate this Agreement, without further liability on the Partnership’s part except as set forth in Section 6.2 and, in such event, the Partnership shall be entitled to a return of the Earnest Money and shall have no further liability hereunder; and/or

     (ii) enforce specific performance of this Agreement, provided such action is commenced within ninety (90) days after the date of the Partnership’s written notice to Sellers pursuant to this Section; and/or

     (iii) seek damages from Sellers on account of any such default.

     11.2 Should the Partnership, after the Inspection Date and prior to Closing, default in respect to any of its covenants, representations, or warranties contained in this Agreement and Sellers are not in material default hereunder, Sellers may terminate this Agreement in accordance with applicable statutes without further liability on Sellers’ part, in which event Sellers shall have the right to the Earnest Money, which shall be considered liquidated damages and such right of termination shall be Sellers’ sole remedy hereunder (other than for a default by the Partnership under Section 6.2, hereof for which Sellers may seek damages either before or after such termination), it being agreed that the damages which Sellers would incur would be difficult, if not impossible, to calculate, but that such liquidated damages are a reasonable estimate of the damages that would be incurred by Sellers.

     Section 12. Condemnation or Destruction.

     12.1 Condemnation. If, between the Contract Date and the Closing Date, any condemnation or eminent domain proceedings are initiated or threatened that might result in the taking of any part of the Improvements or the Land or access to the Land from adjacent roadways, the Partnership, at its sole discretion, may elect to terminate this Agreement without cost, obligation, or liability on the part of the Partnership except as set forth in Section 6.2, in which event this Agreement shall terminate all rights and obligations of the parties hereunder shall cease and the Earnest Money shall be returned to the Partnership. If this Agreement is not terminated, Sellers shall assign to the Partnership all of Sellers’ right, title, and interest in and to any award pertaining to the Properties made in connection with such condemnation or eminent domain proceedings. The Partnership shall notify Sellers within fifteen (15) calendar days after its receipt of written notice from Sellers of such condemnation or eminent domain proceeding, whether it elects to exercise its right to terminate. If the Partnership fails to notify Sellers of its election within said fifteen (15) calendar day period, such failure shall constitute an election to terminate this Agreement as aforesaid. The Closing Date shall be adjusted, if necessary, to allow for such election.

     12.2 Damage or Destruction. Sellers shall bear all risk of loss to the Properties until the Closing Date. If, between the Contract Date and the Closing Date, all or any portion of the Property is damaged or destroyed by fire or other casualty and the cost to repair and restore the Property is more than Fifty Thousand Dollars ($50,000.00) or the amount of such damage would give any Tenant the right to terminate its Lease, the Partnership, at its sole option, may elect to terminate this Agreement without cost, obligation, or liability on the Partnership’s part except as set forth in Section 6.2, in which event all rights and obligations of the parties hereunder shall cease and the Earnest Money will be returned to the Partnership. If either this Agreement is not terminable in accordance with the foregoing, or is terminable but is not terminated, Sellers shall, upon Closing, assign to the Partnership all of Sellers’ right, title, and interest in and to any insurance proceeds, including, without limitation, rent loss insurance proceeds, if any, except for proceeds for rent losses prior to Closing, payable as a result of such damage or destruction plus Sellers shall pay to the Partnership the amount of any deductible losses under such insurance policies and at Closing shall have no further repair or restoration obligations. Sellers shall fully advise the Partnership regarding the insurance policies covering such damage or destruction and the probable amount of any insurance proceeds payable as a result of such damage or destruction. The Partnership shall notify Sellers within fifteen (15) calendar days after receipt of written notice from Sellers of such damage or destruction of its election. If the Partnership fails to notify Sellers of its election within said fifteen (15) calendar day period, such failure shall constitute an election to terminate this Agreement as aforesaid. The Closing Date shall be adjusted, if necessary, to allow for such election.

     Section 13. Assignment. Neither the Partnership nor Sellers shall assign any of their rights hereunder without the prior written consent of the other. Notwithstanding anything herein to the contrary, Sellers agrees that the Partnership may in its sole discretion make partial assignments of fractional interests in this Agreement to individuals or entities who identify such fractional interest in a Property as their Replacement Property under Section 1031 of the Internal Revenue Code. the Partnership will directly transfer such fractional interests to the Exchangers at Closing as well as execute the customary 1031 exchange documents proposed by Asset Preservation, Inc. or other national recognized 1031 exchange accommodation companies. No assignment for IRC Section 1031 purposes shall release the assigning party. If the Partnership assigns this Agreement to effectuate a like-kind exchange, the Partnership agrees to indemnify and hold Sellers harmless from and against all costs, claims and expenses associated with the Partnership’s participation in an IRC Section 1031 exchange.

     Section 14. The Partnership’s Representations, Warranties and Covenants.

     14.1 General. The Partnership represents and warrants that, as of the Contract Date and the Closing Date:

     (a) The Partnership is a validly formed limited partnership under the laws of North Dakota, is in good standing in the state of North Dakota, is qualified to do business in the States in which the Land is located, and is duly authorized to do all things required of it under or in connection with this Agreement;

     (b) The Partnership is not subject to any involuntary proceeding for dissolution or liquidation;

     (c) The parties executing this Agreement on behalf of the Partnership are duly authorized to so do, and, upon execution, this Agreement will be duly executed by and binding upon the Partnership;

     (d) All consents and approvals required of the partners of the Partnership for the consummation of the transactions contemplated by this Agreement have been obtained or will have been obtained as of the Closing.

     14.2 Tax Matters. The Partnership represents, warrants and covenants as follows:

     (a) The Partnership acknowledges that Sellers may structure the disposition of the Properties as a 1031 Exchange. The Partnership shall cooperate in all reasonable respects with such Sellers to effectuate such 1031 Exchange; provided, however, that:

     (i) The Closing shall not be extended or delayed by reason of such 1031 Exchange, unless the Partnership has breached its obligations to Sellers under this Agreement;

     (ii) The Partnership shall not be required to incur any additional cost or expense as a result of such 1031 Exchange, other than the cost of the Partnership’s counsel in connection with the preparation of this Agreement. Seller covenants and agrees that it shall, forthwith on demand, reimburse Partnership for any additional cost or expense (including, but not limited to, reasonable attorneys’ fees) incurred by the Partnership as a result of any audit or tax litigation to which Seller is or may be a party or which is or may be otherwise directly attributable to the 1031 Exchange; and

     (iii) Subject to the Partnership’s performance and fulfillment of the express covenants and conditions contained in this Agreement, and except for the express obligations and liabilities of the Partnership under this Agreement, the Partnership shall incur no personal liability under any document or agreement required in connection with such 1031 Exchange, and the Partnership shall not be required to execute any such document or agreement that does not expressly exculpate and release the Partnership, its successors, assigns, affiliates, officers, employees, agents and representatives from any liability or obligation arising out of, or in connection with, the 1031 Exchange.

     (c) Subject to the Partnership’s performance and fulfillment of the express covenants and conditions contained in this Agreement, the Partnership does not warrant the tax consequences to Sellers of the transactions contemplated by this Agreement or any actions that the Sellers may have taken prior to and/or in anticipation of the transactions contemplated by this Agreement.

     Section 15. Broker and Broker’s Commission. The Partnership and Sellers each warrant and represent to the other that such representing and warranting party has not employed or made any commitment to a broker or agent (including without limitation any real estate or securities broker, agent, dealer, or salesperson) in connection with the transaction contemplated hereby. Each party agrees to indemnify and hold the other harmless from any loss or cost suffered or incurred by it as a result of the indemnifying parties’ representation herein being untrue.

     Section 16. Notices. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by hand, by nationally-recognized overnight express delivery service, by U.S. registered or certified mail, return receipt requested, postage prepaid, or by electronic “fax” transfer with prompt telephone confirmation to the addresses set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

SELLERS:	c/o Joseph R. Link
11 East Superior Street, #570
Duluth, Minnesota 55802
Fax: (218) 727-9559
Telephone: (218) 727-9556

With a copy to:	William M. Burns
Hanft Fride, A Professional Association
1000 U.S. Bank Place
Duluth, Minnesota 55802
Fax: (218) 529-2401
Telephone: (218) 722-4766

PARTNERSHIP:	IRET Properties, a North Dakota limited partnership
12 South Main, Suite 100
Minot, North Dakota 58701
Fax: (701) 837-4738
Telephone: (701) 838-7785
Attn: Thomas A. Wentz, Jr.

ESCROW AGENT:	Consolidated Title Division
100 Providence Building
Duluth, MN 55802
Fax: (218) 720-6810
Telephone: (218) 722-1495

     Such notices shall be deemed received (a) on the date of delivery, if delivered by hand, (b) the date tendered to the overnight express delivery service, if sent by overnight delivery service, (c) on the date mailed, if mailed, or (d) on the date of transmission, if sent by electronic “fax” transfer device.

     Section 17. Arbitration.

     Any controversy or dispute of any nature whatsoever between or among the parties regarding or relating to this Agreement or the services provided hereunder shall be settled by binding arbitration in Hennepin County, Minnesota. Said arbitration shall comply with and be governed by the provisions of the Federal Arbitration Act and shall be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association. The arbitrator may award fees and costs to the prevailing party. The arbitrator shall have no authority to award punitive damages or to alter in any way the provisions of this Agreement. Judgment upon the arbitrator’s award may be entered in any Court having jurisdiction thereof. The decision of the arbitrator shall be final and conclusive. With respect to such arbitration:

     (a) All questions as to the meaning of the above clause or as to the arbitrability of any dispute under the clause shall be resolved by the arbitrator, and the arbitrator’s decision thereon shall be binding and not subject to judicial review.

     (b) Every aspect of this arbitration clause is intended to be severable. If any term or provision, in general or with respect to a specific situation, is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder.

     Section 18. Miscellaneous.

     18.1 Governing Law; Headings; Rules of Construction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without reference to the conflicts of laws or choice of law provisions thereof. The titles of sections and subsections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions herein. All references herein to the singular shall include the plural, and vice versa. The parties agree that this Agreement is the result of negotiation by the parties, each of whom was represented by counsel, and thus, this Agreement shall not be construed against the maker thereof.

     18.2 No Waiver. Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof, except the Closing of this Agreement shall constitute waiver of all conditions to Closing except to the extent otherwise agreed in writing at Closing.

     18.3 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the Property, and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein or incorporated herein by reference (including without limitation the Letter of intent dated November 4, 2003 between the Partnership and A & L Partnership, LLP) shall be of any force or effect.

     18.4 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

     18.5 Amendments. No amendment to this Agreement shall be binding on any of the parties hereof unless such amendment is in writing and is executed by the party against whom enforcement of such amendment is sought.

     18.6 Possession. Possession of the Properties shall be given by Sellers to the Partnership at Closing, subject to the Permitted Title Exceptions.

     18.7 Date For Performance. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regular business day.

     18.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute but one and the same instrument.

     18.9 Time of the Essence. Time shall be of the essence of this Agreement and each and every term and condition hereof.

     18.10 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations, and is intended, and shall for all purposes be deemed to be, a single, integrated document setting forth all of the agreements and understandings of the parties hereto, and superseding all prior negotiations, understandings and agreements of such parties. If any term or provision of this Agreement or the application thereof to any person or circumstance shall for any reason and to any extent be held to be invalid or unenforceable, then such term or provision shall be ignored, and to the maximum extent possible, this Agreement shall continue in full force and effect, but without giving effect to such term or provision.

     18.11 General Indemnity.

     (a) Subject to the provisions of Section 4.2, Sellers agree to indemnify, to defend, and to hold the Partnership harmless from, all claims, demands, causes of action, and suit or suits of any nature whatsoever arising out of or relating to its ownership and/or operation of the Properties prior to the Closing (whether any such claims, demands, causes of actions, or suits are asserted prior to or after the Closing and any activities related thereto); provided, however, nothing in this Section 19.11(a) shall constitute an indemnity as to environmental matters except as to environmental liability arising out of the acts or omissions of the Sellers, their agents, employees, and contractors.

     (b) Subject to the provisions of Section 4.2, the Partnership agrees to indemnify, to defend, and to hold Sellers harmless from all claims, demands, causes of action, and suit or suits of any nature whatsoever arising out of or relating to its ownership and/or operation of the Properties after the Closing and any and all activities relating thereto; provided, however, nothing herein shall constitute an indemnity as to environmental matters except as to environmental liability arising out of the acts or omissions of the Partnership, its agents, employees, and contractors. Sellers’ obligations hereunder shall survive for three (3) year(s) after Closing and be subject to a threshold aggregate amount of $10,000.

     18.12 Survival. Except as otherwise expressly provided herein, neither this Agreement nor any provision contained herein shall be cancelled or merged with any deed or other instrument on, as of, at or by reason of the Closing, and the covenants and obligations of the parties shall survive the Closing.

     18.13 Further Assurances. After the Closing, the Partnership and Sellers shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered such instruments and take such other actions as may be reasonably necessary or advisable to carry out their respective obligations under this Agreement and under any Exhibit, document, certificate, or other instrument delivered pursuant thereto. Subsequent to Closing and within thirty (30) days after written notice from the Partnership, Sellers shall provide the Partnership with all original records of account and other such data and documents in Sellers’ then possession or control, provided such records, data and documents are necessary to address a dispute with a Tenant under any Lease.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and sealed by its duly authorized signatory, effective as of the day and year first above written.

SELLERS

A & L of Superior, LLC

By:

Its:

A & L of West Duluth, LLC

By:

Its:

A & L Crib, LLC

By:

Its:

A & L of Hibbing, LLC

By:

Its:

A & L Diamond LLC

By:

Its:

A & L of Sandstone, LLC

By:

Its:

A & L Denfeld Retail, LLC

By:

Its:

South Pond Center, LLC

By:

Its:

A & L First Street, LLC

By:

Its:

A & L Partnership, LLP

By:

Its:

A & L Pavilion II, LLC

By:

Its:

PARTNERSHIP:

IRET Properties,

a North Dakota Limited Partnership

By:	IRET, Inc.,
a North Dakota corporation,
Its: Sole General Partner

By

Its: